ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS

SUPPLEMENT DATED MARCH 2, 2015 AND

PROSPECTUS DATED MAY 14, 2012)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-181390

FOR IMMEDIATE RELEASE

E*TRADE Media Relations

Thayer Fox

646-521-4418

thayer.fox@etrade.com

E*TRADE Investor Relations

Brett Goodman

646-521-4406

brett.goodman@etrade.com

E*TRADE FINANCIAL CORPORATION ANNOUNCES REDUCTION OF CORPORATE DEBT AND PUBLIC OFFERING OF NEW SENIOR NOTES

Company also increases revolving credit facility by $50 million to $250 million

NEW YORK, March 2, 2015 – E*TRADE Financial Corporation (NASDAQ: ETFC) today announced plans to reduce its corporate debt outstanding by $340 million, while simultaneously effecting a refinance of existing notes. Specifically, the proposed transaction involves usage of $432 million of corporate cash, along with $460 million from the issuance of new notes, to redeem existing debt and pay the associated redemption premiums, accrued and unpaid interest, and related fees and expenses. In addition, the Company has increased its revolving credit facility by $50 million to $250 million, which remains undrawn, enhancing its liquidity position.

Subject to market and other considerations, E*TRADE plans to offer $460 million in aggregate principal amount of Senior Notes due 2023 in a public offering. Actual terms of the notes, including the interest rate, principal amount, and redemption provisions, will depend on market conditions at the time of pricing.

E*TRADE will use the net proceeds from this offering, along with $432 million of existing corporate cash, to redeem all of the outstanding $800 million aggregate principal amount of its 6.375% Senior Notes due 2019 (“2019 Notes”) pursuant to the make-whole call, and to pay the associated redemption premiums, accrued and unpaid interest, and related fees and expenses. This press release does not constitute a notice of redemption with respect to the 2019 Notes.

E*TRADE also announced that it has increased the amount of its three-year senior secured revolving credit facility from $200 million to $250 million. The credit facility is secured by first priority pledges of the equity interests of certain of E*TRADE’s domestic subsidiaries and pledges of certain intercompany indebtedness.

Morgan Stanley, J.P. Morgan, and Goldman, Sachs & Co. are serving as joint book-running managers for the offering. Credit Suisse and Wells Fargo Securities are serving as co-managers.

E*TRADE has filed an effective registration statement (including a preliminary prospectus supplement and accompanying base prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the effective registration statement (including the preliminary prospectus supplement and accompanying base prospectus) for more complete information about E*TRADE and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from Morgan Stanley & Co. LLC, at 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, by telephone at (866) 718-1649 or by emailing prospectus@morganstanley.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes or any other securities, nor will there be any sale of the notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About E*TRADE Financial

E*TRADE Financial and its subsidiaries provide financial services including online brokerage and related banking products and services to retail investors. Specific business segments include Trading and Investing and Balance Sheet Management. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries and affiliates. ETFC-G

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Important Notices

E*TRADE Financial, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation.

Forward-Looking Statements

The statements contained in this press release that are forward looking, including statements relating to E*TRADE’s expectations regarding the completion, timing and size of the proposed public offering and the related planned redemption are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, and are subject to a number of uncertainties and risks. Actual results may differ materially from those indicated in the forward-looking statements. The uncertainties and risks include, but are not limited to, uncertainties and risks related to market conditions, E*TRADE’s ability to borrow under the senior secured revolving credit facility and the satisfaction of customary closing conditions related to the public offering. There can be no assurance that the public offering will be completed on the anticipated terms, or at all. Further information about these risks and uncertainties can be found in the annual, quarterly, and current reports on Form 10-K, Form 10-Q, and Form 8-K previously filed by E*TRADE Financial Corporation with the Securities and Exchange Commission (including information in these reports under the caption “Risk Factors”) and the risk factors and other statements included in the prospectus supplement relating to this offering and the accompanying prospectus (including the documents incorporated by reference therein). Any forward-looking statement included in this release speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

© 2015 E*TRADE Financial Corporation. All rights reserved.